UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 17, 2008

ALDAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-149184	20-1379559
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

7230 Indian Creek Lane, Suite 201

Las Vegas, NV 89149
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (253) 549-4336

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 17, 2008, Mr. Jake Bottay resigned his position as President and as a member of the Board of Directors.  There have been no disagreements between Mr. Bottay and management of the Company on any matter relating to the registrant’s operations, policies or practices.  The Company has provided a copy of the disclosures it is making herein to Mr. Bottay and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he or she does not agree.  The Company will file any letter received as an exhibit to an amended 8K.

Effective September, 17, 2008, Mr. Kevin Murphy, was appointed President, and a member of the Board of Directors.

There are no family relationships between Mr. Murphy and the officers/directors of the Company.  Following is a brief description of Mr. Murphy’s business experience:

Mr. Murphy, age 61, is an international consultant, with many years of executive management experience in corporate reorganization, finance, administration and new business development. He has served on the Board of Directors of several companies. Mr. Murphy serves as President and CEO of Wannigan Capital Corp. and as a Director of iAudioCampus.com (formerly Wannigan Ventures Inc.).  Mr. Murphy also serves as President and CEO and Chairman of the Board of Directors of Greenleaf Forum International, Inc., a private investment banking firm. Mr. Murphy became CEO and Chairman of the Board of Absolute Future.Com, Inc. on August 15, 2001.  He applied for reorganization for Absolute Future.Com through the Federal Bankruptcy Courts January 31, 2002.  Mr. Murphy filed Bankruptcy in June of 2001. He is CEO and President of a private company, OFG Oil and Gas, in the American oil industry. Mr. Murphy is an alumnus of the University of California (UCLA), Los Angeles School of Economics and the California State University (CSULA) at Los Angeles's School of Business, and is an Alumni of Sigma Alpha Epsilon.

There have been no transactions with Mr. Murphy since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Kevin M. Murphy

Kevin M. Murphy, President